                                                                    Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES
          (Amounts in thousands and dollars, except ratio information)

                                                                               PERIOD ENDED
                                                                             FEBRUARY 28, (29)
                                                      ---------------------------------------------------------------

                                                                     1996                                 1995
                                                       ---------------------------------     ------------------------
 1.         Earnings
            Pre-tax income                                              (77,744)                         (5,596)
            Interest expense(1)                                          12,899                           9,013
                                                                        -------                          ------
                                                                        (64,845)                          3,417
                                                                        =======                          ======

 2.         Fixed Charges
            Interest Expense(1)                                          12,899                           9,013
                                                                        =======                          ======



 3.         Ratio (1 divided by 2)                                        N/A(A)                          0.38x
                                                                        =======                          ======



(A) Earnings are inadequate to cover fixed charges. The amount of the deficiency is $77,744.


______________________________

(1)  Consists of interest on debt and imputed interest on capital leases.